Exhibit 99.1

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement. This announcement is for informational purposes only and is not an offer to sell or the solicitation of an offer to buy securities in the United States or in any other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Neither this announcement nor anything herein forms the basis for any contract or commitment whatsoever. Neither this announcement nor any copy hereof may be taken into or distributed in the United States. The securities referred to herein have not been and will not be registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration. No public offer of securities is to be made by the Company in the United States. NOTICE OF LISTING ON THE STOCK EXCHANGE OF HONG KONG LIMITED Wynn Macau, Limited (incorporated in the Cayman Islands with limited liability) (Stock Code: 1128) US$750 MILLION 5.250% SENIOR NOTES DUE 2021 (to be consolidated and form a single series with the US$600 million 5.250% senior notes due 2021 issued on 16 October 2013) (Stock Code: 5983) Joint Global Coordinators and Joint Book-Running Managers BofA Merrill Lynch Deutsche Bank J.P. Morgan UBS Joint Bookrunners BOC International BNP PARIBAS ICBC (Macau) Morgan Stanley * For identification purposes only.

Application has been made to The Stock Exchange of Hong Kong Limited for the listing of and permission to deal in the US$750 million 5.250% senior notes due 2021 (the “Additional Notes”) by way of debt issue to professional investors only, as described in the offering memorandum dated 13 March 2014. The listing of and permission to deal in the Additional Notes is expected to become effective on or about 21 March 2014. The Additional Notes will be consolidated and form a single series with the US$600 million 5.250% senior notes due 2021 issued on 16 October 2013 (the “Original Notes”). Details of the Original Notes are set out in the offering memorandum dated 10 October 2013. The Additional Notes that are sold initially outside the United States of America pursuant to Regulation S under the United States Securities Act of 1933 (the “Additional Reg. S Notes”) are subject to lock up outside the United States of America for 40 days (the “Lock Up Period”) pursuant to applicable securities laws. As a result, during the Lock-Up Period only, the Additional Reg. S Notes are given temporary security identification numbers that are different from those used for the Original Notes that were sold under Regulation S of the United States Securities Act of 1933 (the “Original Reg. S Notes”). At the end of the Lock Up Period, the security identification numbers for the Additional Reg. S Notes will be changed to be same as the Original Reg. S Notes By Order of the Board. Wynn Macau, Limited Stephen A. Wynn Chairman Hong Kong, 20 March 2014 As at the date of this announcement, the Board comprises Stephen A. Wynn, Ian Michael Coughlan and Linda Chen (as Executive Directors); Allan Zeman and Matthew O. Maddox (as Non-Executive Directors); and Nicholas Sallnow-Smith, Bruce Rockowitz and Jeffrey Kin-fung Lam (as Independent Non-Executive Directors).